EXHIBIT A
                                 LOAN AGREEMENT



                                  SCHEDULE 13D




                               Ned H. Ragland, Jr.
                                  P.O. Box 682
                                Beckley, WV 25802





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                              ADJUSTABLE RATE NOTE


Dated June 17, 1994, Beckley, West Virginia

Address of Secured Property: 108 Club Circle, Daniels, WV 25832

1. BORROWER'S PROMISE TO PAY
     In return for a loan that I have received, I promise to pay U.S. $200,050.00, plus interest, to the order of the Lender. The Lender is (Bank Name Omitted) , organized and existing under the laws of the United States of America, (Street Address of Bank Omitted) , Beckley, West Virginia 25802.
I understand that the Lender may transfer this Note. The Lender or anyone who takes this note by transfer and who is entitled to receive payments under this
Note is called the "Note Holder."

2. INTEREST
     Interest will be charged on unpaid principal until the full amount has been paid. I will pay interest at a yearly rate of 7.99%. The interest rate I will pay will change in accordance with Section 4 of this Note. The interest rate required by this Section 2 and Section 4 of this Note is the rate I will pay both before and after any default described in Section 7(C) of this Note. Interest will be calculated on a 30/360 basis.

3. PAYMENT
     (A)Scheduled Payments
     I will make my scheduled payments on the 17th day of each month beginning on July 17, 1994.
     (B)Maturity Date and Place of Payments
     I will make these payments as scheduled until I have paid all of the principal and interest and any other charges described below that I may owe under this Note. My scheduled payments will be applied to interest before principal. If, on June 17, 2019, I still owe amounts under this Note, I will pay those amounts in full on that date, which is called the "maturity date."
     I will make my scheduled payments at (Street Address of Bank Omitted) , Beckley, WV 25802 or at a different place if required by the Note Holder.
     (C)Amount of My Initial Scheduled Payments Each of my initial scheduled payments will be in the amount of U.S.$ 1,542.69. This amount may change.
     (D)Scheduled  Payment Changes
     Changes in my scheduled payments will reflect changes in the unpaid principal of my loan and in the interest rate that I must pay. The Note Holder will determine my new interest rate and the changed amount of my scheduled payment in accordance with Section 4 of this Note.




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(4) INTEREST RATE AND SCHEDULED PAYMENT CHANGES
     (A)Change Dates
     The interest rate that I will pay may change on the 17th day of June, 1999 and on every 17th day of each 60th month thereafter.

     (B)The Index
     Beginning with the first Change Date, my interest rate will be based on an Index. The "Index" is "The Weekly Average Yield of US Treasury Securities Adjusted to a Constant Maturity of Five Years." The initial value for this is 6.56%. The most recent Index figure available as of the date 45 days before each Change Date is called the "Current Index." If the Index is no longer valid, the Note Holder will choose a new index which is based upon comparable information. The Note Holder will give me notice of this choice.

     (C)Calculation of Changes
     Before each Change Date, the Note Holder will calculate my new interest rate by adding three percentage points (3.000%) to the Current Index. The result of this calculation will be rounded off by the Note Holder to the nearest 0.125%. Subject to limitations stated in Section 4(D) below, this amount will be my interest rate until the next Change Date. The Note Holder will then determine the amount of the scheduled payment that would be sufficient to repay the unpaid principal that I am expected to owe at the Change Date in full on the maturity date at my new interest rate in substantially equal payments. The result of this calculation will be the new amount of my scheduled payment.

     (D)Limits on Interest Rate Changes
     My interest rate will never be increased or decreased on any single change date by more than two percentage points (2.000%) from the rate of interest I have been paying for the preceding period. My interest rate will never be greater than 13.990% or less than 3.000%.

     (E)Effective Date of Changes
     My new interest rate will become effective on each Change Date. I will pay the amount of my new scheduled payment beginning on the first scheduled payment date after the Change Date until the amount of my scheduled payment changes again.

     (F)Notice of Changes
     At least 25 days, but no more than 120 days, before the effective date of any payment change, the Note Holder will deliver or mail to me a notice of any changes in my interest rate and the amount of my scheduled payment. The notice will include information required by law to be given to me and also the title and telephone number of a person who will answer any question I may have regarding the notice.

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5. BORROWER'S RIGHT TO PREPAY
     I have the right to make payments of principal at any time before they are due. A payment of principal only is known as a "prepayment." When I make a prepayment, I will tell the Note Holder in writing that I am doing so.
     I may make a full prepayment or partial prepayments without paying any prepayment charge. The Note Holder will use all of my prepayments to reduce the principal that I owe under this Note. If I make a partial prepayment, there will be no changes in the due dates of my scheduled payments unless the Note Holder agrees in writing to those changes. My partial prepayment may reduce the amount of my scheduled payments after the first Change Date following my partial prepayment. However, any reduction due to my partial prepayment may be offset by an interest rate increase.

6. LOAN CHARGES
     If a law, which applies to this loan and which sets maximum loan charges, is finally interpreted so that the interest or other loan charges collected or to be collected in connection with this loan exceed the permitted limits, then:
(i) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (ii) any sums already collected from me which exceeded permitted limits will be refunded to me. The Note Holder may choose to make this refund by reducing the principal I owe under this Note or by making a direct payment to me. If a refund reduces principal, the reduction will be treated as a partial prepayment.

7. BORROWER'S FAILURE TO PAY AS REQUIRED

     (A)Late Charges for Overdue Payments
     If the Note Holder has not received the full amount of any scheduled payment by the end of 10 calendar days after the date it is due, I will pay a late charge to the Note Holder.
     The amount of the charge will by 5.000% of my overdue payment of principal and interest but not more than U.S.$ 5.00.
     I will pay this late charge promptly but only once on each payment.

     (B) Set-Off
     I agree that the Note Holder may set-off any amount due and payable under this Note against any right I have to receive money from the Note Holder. An amount due and payable under this Note is any portion of a scheduled payment not paid on or before its due date, even if the due date of the Note has not been accelerated.
     My right to receive moneyfrom the Note Holder includes any deposit accout balance I have with the Note Holder (including savings, checking and NOW accounts), any time deposit (including certificates of deposit), any money owed to me on an item presented to the Note Holder or in the Note Holder's possession for collection or exchange, and any repurchase agreement or other non-deposit obligation.
     If my right to receive money from the Note Holder is also

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     owned by someone  who has not agreed to pay this  Note,  the Note  Holder's right of set-off will apply to my interest in the obligation and to any other amounts that I could withdraw on my sole request or endorsement. The Note Holder's right of set-off does not apply to an account or other obligation where my rights are only as a fiduciary. It also does not apply to any IRA account or other tax-deferred retirement account. The Note Holder will not be liable for the dishonor of any check when the dishonor occurs because the Note Holder set-off this debt against any of my accounts. I agree to hold the Note Holder harmless from any claims arising as a result of the evercise of the right of set-off.

     (C)Default
     If I do not pay the full amount of each scheduled payment on the date it is due, I will be in default.

     (D)Notice of Default
     If I am in default, the Note Holder may send me a written notice telling me that if I do not pay the overdue amount by a certain date, the Note Holder may require me to pay immediately the full amount of principal which has not been paid and all the interest that I owe on that amount. That date must be at least 30 days after the date on which the notice is delivered or mailed to me.

     (E)No Waiver By Note Holder
     Even if, at a time when I am in default, the Note Holder does not require me to pay immediately in full or does not exercise the right of set-off as described above, the Note Holder will still have the right to do so if I am in default at a later time.

     (F)Payment of Note Holder's Costs and Expenses
     If the Note Holder has required me to pay immediately in full as described above, the Note Holder will have the right to be paid back by me for all of its costs and expenses in enforcing this Note to the extent not prohibited by applicable law.

8. GIVING OF NOTICES
     Unless applicable law requires a different method, any notice that must be given to me under this Note will be given by delivering it or by mailing it by first class mail to me at the Property Address above or at a different address if I give the Note Holder a notice of my different address.
     Any notice that must be given to the Note Holder under this Note will be given by mailing it by first class mail to the Note Holder at the address stated in Section 3(B) above or at a different address if I am given a notice of that different address.





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9. OBLIGATIONS OF PERSONS UNDER THIS NOTE
     If more than one person signs this Note, each person is fully and personally obligated to keep all of the promises made in this Note, including the promise to pay the full amount owed. Any person who is a guarantor, surety or endorser of this Note is also obligated to do these things. Any person who takes over these obligations, including the obligations of a guarantor, surety or endorser of this Note, is also obligated to keep all of the promises made in this Note. The Note Holder may enforce its rights under this Note against each person individually or against all of us together. This means that any one of us may be required to pay all of the amounts owed under this Note.

10. WAIVERS
     I and any other person who has obligations under this Note waive the rights of presentment and notice of dishonor. "Presentment" means the right to require the Note Holder to demand payment of amounts due. "Notice of Dishonor" means the right to require the Note Holder to give notice to other persons that amounts due have not been paid.

11. SECURED NOTE
     In addition to the protections given to the Note Holder under this Note, a Mortgage, Deed of Trust or Security Deed (the "Security Instrument"), dated the same date as the Note, protects the Note Holder from possible losses which might result if I do not keep the promises which I make in this Note. That Security Instrument describes how and under what conditions I may be required to make immediate payment in full of all amounts I owe under this Note. Some of those conditions are described as follows:
     Transfer of the  Property or a Beneficial  Interest in Borrower.
     If all or any part of the Property or any interest in it is sold or transferred (or if a beneficial interest in Borrower is sold or transferred and Borrower is not a natural person) without Lender's prior written consent, Lender may, at its option, require immediate payment in full of all sums secured by this Security Instrument. However, this option shall not be exercised by Lender if exercise is prohibited by federal law as of the date of the Security Instrument.
     If Lender exercises this option, Lender shall give borrower notice of acceleration. This notice shall provide a period of not less than 30 days from the date the notice is delivered or mailed within which Borrower mus pay all sums secured by this Security Instrument. If Borrower fails to pay these sums prior to the expiration of this period, Lender may invoke any remedies permitted by this Security Instrument without further notice or demand on Borrower.


WITNESS THE HAND(S) AND SEAL(S) OF THE UNDERSIGNED

                                       /s/ Ned H. Ragland, Jr.      (Seal)
                                       -------------------------------------
                                       Ned H. Ragland, Jr.         Borrower